Filed pursuant to Rule 424(b)(3)

File No. 333-199190

ETF Managers group Commodity Trust I

Supplement dated

April 12, 2017

to the

Sit Rising Rate ETF (the “Fund”)

Prospectus

dated January 20, 2017

Effective April 1, 2017, ETF Managers Capital LLC (the “Sponsor”) entered into a Marketing Agent Agreement on behalf of the ETF Managers Group Commodity Trust I (the “Trust”) with ETFMG Financial LLC to provide distribution and marketing services to the Fund. ETFMG Financial LLC will replace ALPS Distributors, Inc. as the Fund’s distributor and marketing agent. All references in the Fund’s Prospectus to “ALPS Distributors, Inc.” are replaced with “ETFMG Financial LLC.”

In addition, the first paragraph of the section entitled “Distribution Services” in the Fund’s Prospectus is replaced with the following:

ETFMG Financial LLC (the “Distributor”) provides statutory distribution services to the Fund, which are further discussed under “What is the Plan of Distribution?” in the Statement of Additional Information. The Fund pays an annual fee for such distribution services and related administrative services equal to 0.02% of average Fund net assets, with a minimum of $15,000 payable annually. This fee has two components, with a portion of the fee paid to ETFMG Financial LLC for the statutory distribution services and a portion paid to the Sponsor for the related administrative services. In no event will the aggregate compensation paid to the Distributor and the Sponsor or any affiliate of the Sponsor for distribution-related services in connection with the offering of shares exceed ten percent (10%) of the gross proceeds of the offering. The Distributor’s principal business address is 30 Maple Street, Suite 2, Summit, New Jersey 07901.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this Supplement with your Prospectus.